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                                                                  EXHIBIT 23(a)


                         CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 7, 1996, which appears on page 28 of the 1995 Annual Report to Shareholders of Phoenix Duff & Phelps Corporation, which is incorporated by reference in the Phoenix Duff & Phelps Corporation's Annual Report on Form 10-K for the year ended December 31, 1995. We also consent to the incorporation by reference in the Registration Statement of our reports dated September 13, 1996 and September 15, 1995 appearing in the Annual Report of the Phoenix Home Life Mutual Insurance Company Savings and Investment Plan on Form 11-K for the year ended December 31, 1995.



/s/ Price Waterhouse LLP
---------------------------
PRICE WATERHOUSE LLP


Hartford, CT
December 30, 1996